UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Joseph A.  Marengi
   One Dell Way
   TX, Round Rock 78682
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Americas
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |136960 1           |D     |                           |
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Common Stock                 |3/5/ 2|S   |893               |D  |$23.4375   |0                  |I     |401(k) Plan                |
                             |001   |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Nonqualified Stock Optio|$7.22   |     |    |           |   |2    |7/1/2|Common Stock|       |       |400000      |D  |            |
ns                      |        |     |    |           |   |     |007  |            |       |       |            |   |            |
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Nonqualified Stock Optio|$24.09  |6/18/|A   |1000000    |A  |3    |6/18/|Common Stock|1000000|N/A    |1000000     |D  |            |
n                       |        | 2001|    |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$22.94  |2/12/|A   |200000     |A  |4    |2/12/|Common Stock|200000 |N/A    |200000      |D  |            |
ns                      |        | 2001|    |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$22.10  |9/6/ |A   |200000     |A  |5    |9/6/2|Common Stock|200000 |N/A    |200000      |D  |            |
ns                      |        |2001 |    |           |   |     |011  |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |     |    |           |   |6    |7/17/|Common Stock|       |       |86520       |D  |            |
ns                      |        |     |    |           |   |     |2008 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$37.5938|     |    |           |   |7    |8/22/|Common Stock|       |       |100000      |D  |            |
n                       |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$30.43  |     |    |           |   |8    |3/26/|Common Stock|       |       |83248       |D  |            |
ns                      |        |     |    |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$37.5938|     |    |           |   |9    |8/22/|Common Stock|       |       |100000      |D  |            |
ns                      |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
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Nnonqualified Stock Opti|$43.438 |     |    |           |   |10   |3/02/|Common Stock|       |       |175000      |D  |            |
ons                     |        |     |    |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$44.6875|     |    |           |   |11   |9/23/|Common Stock|       |       |89510       |D  |            |
ns                      |        |     |    |           |   |     |2009 |            |       |       |            |   |            |
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
Explanation of Responses:
1. Represents 136,960 shares of restricted stock scheduled to vest in accordance with the following schedule: 45,760 shares on 7/1 of each year on 2002 and 2003 and 45,440 shares on 7/1/04.
2. Exercisable on 7/1/2002.
3. Exercisable in accordance with the following schedule: 200,000 shares on 6/18 of each year from 2002 through 2006.
4. Exercisable in accordance with the following schedule: 40,000 shares on 2/12 of each year from 2002 through 2006.
5. Exercisable in accordance with the following schedule: 40,000 shares on 9/6 of each year from 2002 through 2006.
6. Exercisable in accordance with the following schedule: 17,304 shares on 7/17 of each year from 2001 through 2005.
7. Exercisable in accordance with the following schedule: 20,000 shares on 8/22 of each year from 2003 through 2007.
8. Exercisable according to the following schedule: 20,812 shares on 3/26/00 and 3/26/01 and 41,624 shares on 3/26/02.
9. Exercisable in accordance with the following schedule: 20,000 shares on 8/22 of each year from 2001 through 2005.
10. Exercisable in accordance with the following schedule: 35,000 shares on 3/2 of each year from 2001 through 2005.
11. Exercisable according to the following schedule: 17,902 shares on 9/23 of each year from 2000 thorugh 2004.